NEWS RELEASE

Lincoln Financial Group Reports Fourth Quarter and Full Year 2014 Results

_______________________________________

Fourth Quarter Operating EPS of $1.67 up 19%

Full Year Operating EPS of $6.03 up 20% from 2013 drives Operating ROE of 13%

Book Value per Share, excluding AOCI, of $49.29 up 9%

Share Repurchases of $200 million in Fourth Quarter, $650 million in 2014

Radnor, PA, February 4, 2015 –  Lincoln Financial Group (NYSE: LNC) today reported net income for the fourth quarter of 2014 of $348 million, or $1.32 per diluted share available to common stockholders, compared to net income in the fourth quarter of 2013 of $351 million, or $1.29 per diluted share available to common stockholders. Fourth quarter income from operations was $439 million, or $1.67 per diluted share available to common stockholders, compared to $382 million, or $1.40 per diluted share available to common stockholders, in the fourth quarter of 2013.

Net income for the full year of 2014 was $1.5 billion, or $5.67 per diluted share, compared to $1.2 billion, or $4.52 per diluted share available to common stockholders, in 2013. For the full year 2014, income from operations was $1.6 billion, or $6.03 per diluted share, compared to $1.4 billion, or $5.03 per diluted share available to common stockholders, for the full year of 2013.

“Fourth quarter results completed another outstanding year for Lincoln as core business drivers, earnings and capital deployment continued to gain momentum,” said Dennis R. Glass, president and CEO of Lincoln Financial Group.  “Our diversified product portfolio, leading distribution capabilities, and healthy balance sheet create opportunities to advance Lincoln even further as we enter 2015.”

	As of or For the		As of or For the
	Quarter Ended		Year Ended
(in millions, except per share data)	2014	2013	2014	2013
Net Income (Loss)	$348	$351	$1,515	$1,244
Net Income (Loss) Available to Common Stockholders	348	351	1,519	1,244
Net Income (Loss) Per Diluted Share Available to Common Stockholders	1.32	1.29	5.67	4.52
Revenues	3,686	3,122	13,554	11,969
Income (Loss) from Operations	439	382	1,611	1,384
Income (Loss) from Operations Per Diluted Share Available to Common Stockholders	1.67	1.40	6.03	5.03
Average Diluted Shares	263.0	272.8	268.0	275.1
ROE (Income from Operations)	13.9%	13.0%	13.1%	12.1%
ROE (Net Income)	11.1%	11.9%	12.3%	10.8%
Book Value per Share, Including AOCI	$61.35	$51.17	$61.35	$51.17
Book Value per Share, Excluding AOCI	49.29	45.23	49.29	45.23

Operating Highlights – Full Year 2014 versus Full Year 2013

•	Operating revenues of $13.7 billion up 12%
•	Annuities operating revenues of $3.7 billion up 13%
•	Retirement Plan Services total deposits of $7.5 billion up 11%
•	Individual Life Insurance sales of $625 million up 5%
•	Group Protection non-medical earned premiums of $2.1 billion up 9%

The quarter included net favorable items of approximately $0.20 related primarily to the recapture of previously reinsured business in the Life Insurance segment.

Fourth Quarter 2014 – Segment Results

Annuities

The Annuities segment reported income from operations of $237 million in the quarter, up 19% from $199 million in the prior-year quarter.  Increased fees on assets under management due to positive net flows and equity market performance resulted in higher earnings compared to the prior-year period.

Gross annuity deposits in the fourth quarter were $3.4 billion, down 9% from the prior-year quarter. Variable annuity deposits of $3.2 billion decreased 8% from the fourth quarter of last year in which sales were elevated due to competitor actions, while fixed annuity deposits of $206 million decreased 26% due to the low interest rate environment. The percentage of variable annuity sales from products without living benefits increased to 26% from 18% in the prior-year period.

For the full year, gross annuity deposits of $13.8 billion, including $12.5 billion of variable annuity deposits, were down 7% over the prior year. Positive net flows of $555 million in the quarter and $2.6 billion for the full year contributed to a 6% increase in account values from the prior-year to $122 billion.

The prior-year quarter included net unfavorable tax items of $3 million.

Retirement Plan Services

Retirement Plan Services reported income from operations of $42 million compared to $34 million in the prior-year quarter.  The increase in earnings is primarily due to higher average account balances and higher investment income.

Total deposits for the quarter of $2.3 billion were up 42% from a year ago due to strong first year sales in the Mid-Large market. Total deposits for the full year were up 11% to a record $7.5 billion due to strong sales in both the Small and Mid-Large markets. Recurring deposits, representing deposits on business in-force for more than 12 months, increased 7% to $4.8 billion for the full year.

As the company previously communicated, a significant Mid-Large case terminated during the quarter due to a merger, which largely contributed to negative net flows of $(936) million in the quarter and $(881) million for the full year. Favorable equity market performance and record deposits more than offset withdrawals, which led to a 4% increase in account values from a year ago to $54 billion.

Life Insurance

Life Insurance income from operations was $193 million compared to $157 million in the prior-year quarter. An agreement to recapture previously reinsured business resulted in higher earnings compared to the prior period.

Total life insurance sales in the quarter were $192 million compared to $187 million in the prior-year quarter.  Full-year sales of $669 million were down 3% from 2013 due to lower COLI and BOLI sales. However, individual life insurance sales, which exclude COLI and BOLI, increased 5% from the prior year driven by higher sales of variable universal life and indexed universal life, partially offset by lower sales of guaranteed universal life.

Life insurance average in-force of $638 billion grew 4% and average account values of $42 billion increased 6% over the prior-year quarter.

In December, the company entered into an agreement with a key reinsurance partner primarily related to the recapture of several life insurance treaties. The transaction resulted in a cash payment of $500 million from the reinsurance company to Lincoln. After establishing policy reserves, the after-tax statutory gain exceeded $200 million. The company expects the net impact of incremental share buybacks and the earnings impact of the transaction to be accretive to annual income from operations per share.

The quarter included net favorable items of $53 million related primarily to the aforementioned agreement. The prior-year quarter included net favorable items of approximately $11 million related primarily to reserve adjustments.

Group Protection

For the fourth quarter, Group Protection reported a loss from operations of $(7) million compared to income from operations of $11 million in the prior-year period. Higher disability claim costs caused an increase in the non-medical loss ratio to 81.0% compared to 74.3% in the prior-year quarter, which contributed to lower earnings compared to the prior-year period.

Group Protection fourth quarter sales of $250 million were down 7% from the same period last year, and full-year sales were $479 million, down 11% from 2013. The decrease in sales from the prior year is primarily due to pricing changes. Employee-paid product sales as a percentage of total sales in the quarter were 54% compared to 48% in the prior-year quarter.

Non-medical net earned premiums were $541 million in the fourth quarter, up 8% over the year-ago period.

The prior-year quarter included net favorable items of approximately $8 million primarily related to reserve adjustments associated with benefit offsets.

Other Operations

Other Operations reported a loss from operations of $26 million in the quarter versus a loss of $19 million in the prior-year period. The prior-year quarter included net favorable items of approximately $9 million related primarily to taxes.

Realized Gains and Losses

Realized gains/losses (after-tax) included:

•

A net loss from general account investments of $19 million in the quarter as compared to a $2 million net gain in the prior-year quarter and a $47 million net loss for the full year compared to a $32 million net loss in 2013.

•

A $36 million variable annuity net derivatives loss in the quarter, comprising negative hedge program performance of $52 million and a $16 million gain associated with the non-performance risk component. For the full year, variable annuity net derivatives results were a $4 million loss, comprising negative hedge program performance of $24 million and $20 million gain associated with the non-performance risk component.

•	A $28 million loss in the quarter and for the full year related to the sale of Lincoln Financial Media.

Unrealized Gains and Losses

The company reported a net unrealized gain of $7.7 billion, pre-tax, on its available-for-sale securities at December 31, 2014. This compares to a net unrealized gain of $3.8 billion at December 31, 2013, with the year-over-year increase driven by lower Treasury rates.

Capital

During the quarter, the company repurchased 3.6 million shares of stock at a cost of $200 million. The quarter’s average diluted share count of 263.0 million shares was down 4% from the fourth quarter of 2013, the result of repurchasing 12.5 million shares of stock at a cost of $650 million since December 31, 2013.

Book Value

As of December 31, 2014, book value per share, including accumulated other comprehensive income (“AOCI”), of $61.35 increased 20% from a year ago. Book value per share, excluding AOCI, of $49.29 increased 9% from the prior-year period.

This press release may contain statements that are forward-looking, and actual results may differ materially, especially given the current economic and capital markets conditions.  Please see the Forward Looking Statements – Cautionary Language that follow for additional factors that may cause actual results to differ materially from our current expectations.

The tables attached to this release define and reconcile income from operations, return on equity (“ROE”), and book value per share excluding AOCI, non-GAAP measures, to net income, ROE, and book value per share including AOCI calculated in accordance with GAAP.

For definitions of sales metrics and other financial information, please refer to the company’s fourth quarter 2014 statistical supplement available on its website, www.LincolnFinancial.com/earnings.

Lincoln Financial Group will discuss the company’s fourth quarter results with investors in a conference call beginning at 10:00 a.m. Eastern Time on Thursday, February 5, 2015.  Interested persons are invited to listen through the internet.  Please go to www.LincolnFinancial.com/webcast at least fifteen minutes prior to the event to register, download and install any necessary streaming media software. Interested persons may also listen to the call by dialing the following numbers:

Dial:(877) 776-4049 (Domestic)

(914) 495-8602 (International)

- Ask for the Lincoln National Conference Call.

Audio replay will begin by 1:00 p.m. Eastern Time on February 5, 2015, and it will remain available through midnight Eastern Time on February 12, 2015.  To access the re-broadcast:

(855) 859-2056 (Domestic)

(404) 537-3406 (International)

Enter conference code: 49014438

A replay of the call will also be available by 1:00 p.m. Eastern Time on February 5, 2015 at www.LincolnFinancial.com/webcast.

About Lincoln Financial Group

Lincoln Financial Group provides advice and solutions that help empower Americans to take charge of their financial lives with confidence and optimism. Today, more than 17 million customers trust our retirement, insurance and wealth protection expertise to help address their lifestyle, savings and income goals, as well as to guard against long-term care expenses. Headquartered in Radnor, Pennsylvania, Lincoln Financial Group is the marketing name for Lincoln National Corporation (NYSE:LNC) and its affiliates. The company had $218 billion in assets under management as of December 31, 2014. Learn more at: www.LincolnFinancial.com.  Find us on Facebook,  Twitter (@lincolnfingroup), LinkedIn and YouTube.  To sign up for email alerts, please visit our Newsroom at http://newsroom.lfg.com.

Contacts:Chris Giovanni Michael Arcaro

(484) 583-1793(484) 583-1799

Investor Relations Media Relations

InvestorRelations@LFG.com michael.arcaro@LFG.com

Definition of Income (Loss) from Operations, Operating Revenues and Operating Return on Equity

Income (loss) from operations, operating revenues and operating return on equity (“ROE”), as used in the earnings release, are non-GAAP financial measures and do not replace GAAP revenues,  net income (loss) and ROE.  We exclude the after-tax effects of the following items from GAAP net income (loss) to arrive at income (loss) from operations: realized gains and losses associated with the following ("excluded realized gain (loss)"): sales or disposals and impairments of securities; change in the fair value of derivative investments, embedded derivatives within certain reinsurance arrangements and our trading securities; change in the fair value of the derivatives we own to hedge our guaranteed death benefit ("GDB") riders within our variable annuities, which is referred to as "GDB derivatives results"; change in the fair value of the embedded derivatives of our guaranteed living benefit (“GLB”) riders within our variable annuities accounted for under the Derivatives and Hedging and the Fair Value Measurements and Disclosures Topics of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) (“embedded derivative reserves”), net of the change in the fair value of the derivatives we own to hedge the changes in the embedded derivative reserves, the net of which is referred to as “GLB net derivative results”; and changes in the fair value of the embedded derivative liabilities related to index call options we may purchase in the future to hedge contract holder index allocations applicable to future reset periods for our indexed annuity products accounted for under the Derivatives and Hedging and the Fair Value Measurements and Disclosures Topics of the FASB ASC (“indexed annuity forward-starting option”); change in reserves accounted for under the Financial Services - Insurance - Claim Costs and Liabilities for Future Policy Benefits Subtopic of the FASB ASC resulting from benefit ratio unlocking on our GDB and GLB riders ("benefit ratio unlocking"); income (loss) from the initial adoption of new accounting standards; income (loss) from reserve changes (net of related amortization) on business sold through reinsurance; gain (loss) on early extinguishment of debt; losses from the impairment of intangible assets; and income (loss) from discontinued operations.

Operating revenues represent GAAP revenues excluding the pre-tax effects of the following items, as applicable: excluded realized gain (loss); amortization of deferred front-end loads (“DFEL”) arising from changes in GDB and GLB benefit ratio unlocking; amortization of deferred gains arising from the reserve changes on business sold through reinsurance; and revenue adjustments from the initial adoption of new accounting standards.

ROE measures how efficiently we generate profits from the resources provided by our net assets.  ROE is calculated by dividing annualized income (loss) from operations by average equity, excluding accumulated other comprehensive income (loss) ("AOCI").  Management evaluates return on equity by both including and excluding average goodwill within average equity.

Income (loss) from operations, operating revenues and return on equity (including and excluding average goodwill within average equity), excluding AOCI, using annualized income (loss) from operations are financial measures we use to evaluate and assess our results.  Management believes that these performance measures explain the results of the company's ongoing businesses in a manner that allows for a better understanding of the underlying trends in the company's current business because the excluded items are unpredictable and not necessarily indicative of current operating fundamentals or future performance of the business segments, and, in most instances, decisions regarding these items do not necessarily relate to the operations of the individual segments.

The company uses its prevailing corporate federal income tax rate of 35% while taking into account any permanent differences for events recognized differently in its financial statements and federal income tax returns when reconciling non-GAAP measures to the most comparable GAAP measure.

Lincoln National Corporation
Reconciliation of Net Income to Income from Operations

(in millions, except per share data)	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2014	2013	2014	2013

Total Revenues	$3,686	$3,122	$13,554	$11,969
Less:
Excluded realized gain (loss)	(149)	(66)	(165)	(273)
Amortization of deferred gains arising from reserve
changes on business sold through reinsurance	1	1	3	3
Total Operating Revenues	$3,834	$3,187	$13,716	$12,239

Net Income (Loss) Available to Common
Stockholders – Diluted	$348	$351	$1,519	$1,244
Less:
Adjustment for deferred units of LNC stock in our
deferred compensation plans (1)	-	-	4	-
Net Income (Loss)	348	351	1,515	1,244
Less (2):
Excluded realized gain (loss)	(96)	(43)	(106)	(178)
Benefit ratio unlocking	4	12	7	36
Income (loss) from reserve changes (net of related
amortization) on business sold through reinsurance	-	-	2	2
Income (loss) from discontinued operations	1	-	1	-
Income (Loss) from Operations	$439	$382	$1,611	$1,384

Earnings (Loss) Per Common Share – Diluted
Income (loss) from operations	$1.67	$1.40	$6.03	$5.03
Net income (loss)	1.32	1.29	5.67	4.52

Average Stockholders' Equity
Average equity, including average AOCI	$15,596	$13,421	$14,996	$13,945
Average AOCI	3,009	1,656	2,726	2,477
Average equity, excluding AOCI	12,587	11,765	12,270	11,468
Average goodwill	2,273	2,273	2,273	2,273
Average equity, excluding AOCI and goodwill	$10,314	$9,492	$9,997	$9,195

Return on Equity, Excluding AOCI
Net income (loss) with average equity including goodwill	11.1%	11.9%	12.3%	10.8%
Income (loss) from operations with average equity
including goodwill	13.9%	13.0%	13.1%	12.1%
Income (loss) from operations with average equity
excluding goodwill	17.0%	16.1%	16.1%	15.0%

(1) The numerator used in the calculation of our diluted EPS is adjusted to remove the mark-to-market adjustment for deferred units of LNC stock in our deferred compensation plans if the effect of equity classification would result in a more dilutive EPS.

(2) We use our prevailing federal income tax rate of 35% while taking into account any permanent differences for events recognized differently in our financial statements and federal income tax returns when reconciling our non-GAAP measures to the most comparable GAAP measure.

Definition of Book Value Per Share Excluding AOCI

Book value per share excluding AOCI is calculated based upon a non-GAAP financial measure. It is calculated by dividing (a) stockholders' equity excluding AOCI by (b) common shares outstanding. We provide book value per share excluding AOCI to enable investors to analyze the amount of our net worth that is primarily attributable to our business operations.  Management believes book value per share excluding AOCI is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates.  Book value per share is the most directly comparable GAAP measure. A reconciliation of book value per share to book value per share excluding AOCI as of December 31, 2014 and 2013 is set forth below.

	As of December 31,
	2014	2013
Book value per share, including AOCI	$61.35	$51.17
Per share impact of AOCI	12.06	5.94
Book value per share, excluding AOCI	49.29	45.23

Lincoln National Corporation
Digest of Earnings

(in millions, except per share data)
	For the Three Months Ended
	December 31,
	2014	2013

Revenues	$3,686	$3,122

Net Income (Loss)	$348	$351
Adjustment for deferred units of LNC stock in our
deferred compensation plans (1)	-	-
Net Income (Loss) Available to Common
Stockholders – Diluted	$348	$351

Earnings (Loss) Per Common Share – Basic	$1.35	$1.34
Earnings (Loss) Per Common Share - Diluted	1.32	1.29

Average Shares – Basic	258,183,573	262,455,018
Average Shares – Diluted	263,019,609	272,762,275

	For the Year Ended
	December 31,
	2014	2013

Revenues	$13,554	$11,969

Net Income (Loss)	$1,515	$1,244
Adjustment for deferred units of LNC stock in our
deferred compensation plans (1)	4	-
Net Income (Loss) Available to Common
Stockholders - Diluted	$1,519	$1,244

Earnings (Loss) Per Common Share – Basic	$5.81	$4.68
Earnings (Loss) Per Common Share – Diluted	5.67	4.52

Average Shares – Basic	260,877,533	265,631,377
Average Shares – Diluted	267,963,995	275,148,876

(1) The numerator used in the calculation of our diluted EPS is adjusted to remove the mark-to-market adjustment for deferred units of LNC stock in our deferred compensation plans if the effect of equity classification would be more dilutive to our diluted EPS.

Forward Looking Statements — Cautionary Language

Certain statements made in this press release and in other written or oral statements made by Lincoln or on Lincoln's behalf are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). A forward-looking statement is a statement that is not a historical fact and, without limitation, includes any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words like: "believe", "anticipate", "expect", "estimate", "project", "will", "shall" and other words or phrases with similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, trends in Lincoln's businesses, prospective services or products, future performance or financial results, and the outcome of contingencies, such as legal proceedings. Lincoln claims the protection afforded by the safe harbor for forward-looking statements provided by the PSLRA.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. Risks and uncertainties that may cause actual results to vary materially, some of which are described within the forward-looking statements include, among others:

•

Deterioration in general economic and business conditions that may affect account values, investment results, guaranteed benefit liabilities, premium levels, claims experience and the level of pension benefit costs, funding and investment results;

•

Adverse global capital and credit market conditions could affect our ability to raise capital, if necessary, and may cause us to realize impairments on investments and certain intangible assets, including goodwill and the valuation allowance against deferred tax assets, which may reduce future earnings and/or affect our financial condition and ability to raise additional capital or refinance existing debt as it matures;

•

Because of our holding company structure, the inability of our subsidiaries to pay dividends to the holding company in sufficient amounts could harm the holding company’s ability to meet its obligations;

•

Legislative, regulatory or tax changes, both domestic and foreign, that affect the cost of, or demand for, our subsidiaries' products, the required amount of reserves and/or surplus, or otherwise affect our ability to conduct business; regulations regarding captive reinsurance arrangements; restrictions on revenue sharing and 12b-1 payments; and the potential for U.S. Federal tax reform;

•	Actions taken by reinsurers to raise rates on in force business;
•	Declines in or sustained low interest rates causing a reduction in investment income, the interest margins of our businesses, estimated gross profits and demand for our products;
•

Rapidly increasing interest rates causing contract holders to surrender life insurance and annuity policies, thereby causing realized investment losses, and reduced hedge performance related to variable annuities;

•

Uncertainty about the effect of rules and regulations to be promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act on us and the economy and financial services sector in particular;

•

The initiation of legal or regulatory proceedings against us, and the outcome of any legal or regulatory proceedings, such as: adverse actions related to present or past business practices common in businesses in which we compete; adverse decisions in significant actions including, but not limited to, actions brought by federal and state authorities and class action cases; new decisions that result in changes in law; and unexpected trial court rulings;

•

A decline in the equity markets causing a reduction in the sales of our subsidiaries' products, a reduction of asset-based fees that our subsidiaries charge on various investment and insurance products, an acceleration of the net amortization of deferred acquisition costs, or "DAC," value of business acquired, or "VOBA," deferred sales inducements, or "DSI," and deferred front end sales loads, or "DFEL," and an increase in liabilities related to guaranteed benefit features of our subsidiaries' variable annuity products;

•

Ineffectiveness of our risk management policies and procedures, including various hedging strategies used to offset the effect of changes in the value of liabilities due to changes in the level and volatility of the equity markets and interest rates;

•

A deviation in actual experience regarding future persistency, mortality, morbidity, interest rates or equity market returns from the assumptions used in pricing our subsidiaries' products, in establishing related insurance reserves and in the net amortization of DAC, VOBA, DSI and DFEL, which may reduce future earnings;

•

Changes in accounting principles generally accepted in the United States, or "GAAP," including convergence with International Financial Reporting Standards (“IFRS”), that may result in unanticipated changes to our net income;

•

Lowering of one or more of our debt ratings issued by nationally recognized statistical rating organizations and the adverse effect such action may have on our ability to raise capital and on our liquidity and financial condition;

•

Lowering of one or more of the insurer financial strength ratings of our insurance subsidiaries and the adverse effect such action may have on the premium writings, policy retention, profitability of our insurance subsidiaries and liquidity;

•

Significant credit, accounting, fraud, corporate governance or other issues that may adversely affect the value of certain investments in our portfolios as well as counterparties to which we are exposed to credit risk requiring that we realize losses on investments;

•	Inability to protect our intellectual property rights or claims of infringement of the intellectual property rights of others;
•

Interruption in telecommunication, information technology or other operational systems or failure to safeguard the confidentiality or privacy of sensitive data on such systems from cyberattacks or other breaches of our data security systems;

•	The effect of acquisitions and divestitures, restructurings, product withdrawals and other unusual items;
•	The adequacy and collectability of reinsurance that we have purchased;
•	Acts of terrorism, a pandemic, war or other man-made and natural catastrophes that may adversely affect our businesses and the cost and availability of reinsurance;
•

Competitive conditions, including pricing pressures, new product offerings and the emergence of new competitors, that may affect the level of premiums and fees that our subsidiaries can charge for their products;

•

The unknown effect on our subsidiaries' businesses resulting from changes in the demographics of their client base, as aging baby-boomers move from the asset-accumulation stage to the asset-distribution stage of life; and

•	Loss of key management, financial planners or wholesalers.

The risks included here are not exhaustive. Our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other documents filed with the SEC include additional factors which could impact our business and financial performance. Moreover, we operate in a rapidly changing and competitive environment. New risk factors emerge from time to time, and it is not possible for management to predict all such risk factors.

Further, it is not possible to assess the impact of all risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. In addition, Lincoln disclaims any obligation to update any forward-looking statements to reflect events or circumstances that occur after the date of this presentation.

The reporting of RBC measures is not intended for the purpose of ranking any insurance company or for use in connection with any marketing, advertising or promotional activities.